Exhibit 99.1

TRANSMITTAL OF FINANCIAL REPORTS AND

CERTIFICATION OF COMPLIANCE WITH

UNITED STATES TRUSTEE OPERATING REQUIREMENTS

FOR THE LTV INTEGRATED STEEL BUSINESS FOR THE PERIOD ENDED

OCTOBER 31, 2011

:
In re:	:	Chapter 11
:
LTV STEEL COMPANY, INC.,	:	Jointly Administered
A New Jersey corporation, et al.,	:	Case No. 00-43866
:
Debtors.	:	Judge Richard Speer

As President and Treasurer of The LTV Corporation (“LTV”), a corporation organized under the laws of the State of Delaware and one of the debtors and debtors in possession in the above-captioned Chapter 11 cases (collectively, the “Debtors”), I hereby affirm that:

1. I have reviewed the following Integrated Steel Business financial reports for October 2011 attached hereto (collectively, the “Statements”) – Cash Receipts and Disbursements and Debtors’ Cash Account Balances.

2. The Statements are based on the Debtors’ books and records maintained in the ordinary course of business. The statements have been prepared in accordance with normal and customary accounting practices and fairly and accurately reflect the relevant information for the applicable period.

3. The insurance described in Section 4 of the Operating Instructions and Reporting Requirements for Chapter 11 Cases (the “Operating Instructions”) issued by the U.S. Trustee remains in force.

4. All postpetition taxes, as described in Sections 1 and 14 of the Operating Instructions, and due prior to the commencement of the LTV Steel Asset Protection Plan, are current and have been paid in the ordinary course of business.

5. No professional fees have been paid without specific Court authorization.

The Statements were prepared by LTV under my direction and supervision. LTV verifies that, to the best of its knowledge, the information set forth in the Statements is true and correct.

Dated: November 16, 2011	/s/ John T. Delmore
John T. Delmore
President and Treasurer
The LTV Corporation

The LTV Corporation

Integrated Steel Business

Cash Receipts and Disbursements—October 2011

(Unaudited)

($ in Thousands)

Receipts	$—

Disbursements:
Labor	12
Non-labor administrative expenditures	18
Insurance/Taxes	72
Other	—
Chapter 11 Professionals	133

Total	235

Receipts less Disbursements	(235)

Beginning cash balance	3,391

Ending cash balance	$3,156

See accompanying notes to Cash Receipts and Disbursements Schedule.

The LTV Corporation

Notes to Integrated Steel Business Cash Receipts and Disbursements Schedule—October 2011

On December 7, 2001, the Court entered an order (the “APP Order”) authorizing LTV Steel Company, Inc. and its affiliated debtors (collectively, the “Debtors”) to implement an asset protection plan (the “APP”) for the safe and orderly cessation and winddown of their integrated steel business over a nine-month period (the “APP Period”). On August 30, 2002 the Court entered an order that, among other things, extended the duration of the APP from September 13, 2002 to December 13, 2002. Pursuant to the APP Order, the Debtors hot-idled their primary integrated steel facilities in December 2001 and ceased producing steel. After entry of the APP Order, the Debtors’ integrated steel business continued to ship product that remained in inventory, collected receivables and marketed the integrated steel assets for sale under Court-approved sale procedures. By order dated February 28, 2002, the Court approved the sale of substantially all of the Debtors’ integrated steel assets to WLR Acquisition Corp. n/k/a International Steel Group, Inc. (“ISG”) for a purchase price of approximately $80 million (of which approximately $11 million was allocated to the purchase of the assets of certain non-debtor railroads), plus the assumption of certain environmental and other obligations. ISG also purchased inventories which were located at the integrated steel facilities for approximately $52 million. The sale of the Debtors’ integrated steel assets to ISG closed in April 2002, and a second closing related to the purchase of the inventory occurred in May 2002.

Under the APP, the Debtors paid expenditures in accordance with a budget negotiated with their postpetition secured lenders (collectively, the “DIP Lenders”) for the consensual use of cash collateral to complete the orderly wind down of the integrated steel business, which budget was approved by the Court on December 18, 2001 and subsequently amended from time to time (the “APP Budget”). Pursuant to the APP Budget, the Debtors were also required to fund certain expenditures for professional fees and expenses.

On December 31, 2002, substantially all of the assets of the Pipe and Conduit Business, consisting of LTV Tubular Company, a division of LTV Steel Company, Inc., and Georgia Tubing Corporation, were sold to Maverick Tube Corporation for cash of approximately $120 million plus the assumption of certain environmental and other obligations. On October 16, 2002, the Debtors announced that they intended to reorganize the Copperweld Business as a stand-alone business. LTV no longer exercised any control over the business or affairs of the Copperweld Business. A separate plan of reorganization was developed for the Copperweld Business. On August 5, 2003, the Copperweld Business filed a Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code for the Joint Plan of Reorganization of Copperweld Corporation and Certain of its Debtor Affiliates. On October 8, 2003, the Court approved the Second Amended Disclosure Statement. On November 17, 2003, the Court confirmed the Second Amended Joint Plan, as modified, and on December 17, 2003 the Effective Date occurred and the common stock was cancelled. Because The LTV Corporation (“LTV”) received no distributions under the Second Amended Plan, LTV’s equity in the Copperweld Business is worthless and has been cancelled. On March 31, 2011, the Court granted a final decree closing the chapter 11 cases of each of the Copperweld debtors.

In November 2002, the Debtors paid the DIP Lenders the remaining balance due for outstanding loans and in December 2002, the remaining letters of credit were cancelled or cash collateralized. Consequently, the Debtors have no remaining obligation to the DIP Lenders. Pursuant to an order of the Court entered on February 11, 2003, LTV Steel has continued the orderly liquidation and wind down of its businesses.

On October 8, 2003, the Court entered an Order substantively consolidating the Chapter 11 estates of LTV Steel and Georgia Tubing Corporation for all purposes.

The LTV Corporation

Notes to Integrated Steel Business Cash Receipts and Disbursements Schedule —October 2011

In November and December 2003, approximately $91.9 million was distributed by LTV Steel to other Debtors pursuant to the Intercompany Settlement Agreement that was approved by the Court on November 17, 2003. Because the amount of secured and unsecured debt of such other Debtors exceeds the amount of the distributions to such other Debtors, LTV’s equity in such Debtors is worthless.

On December 23, 2003, the Court entered an Order authorizing LTV Steel and Georgia Tubing to make distributions to their administrative creditors and, after the final distribution, to dismiss their Chapter 11 cases and dissolve. In January 2004 an initial funding of $65 million was made to a distribution disbursing account; distributions to administrative creditors were made from this account in January 2004 and in June 2004. In September 2005 funding of $17.4 million was made to the distribution disbursing account and distributions were made to administrative creditors. In June 2006 an additional funding of $9.0 million was made to the distribution disbursing account and distributions made to administrative creditors. At this time, LTV Steel and Georgia Tubing are unable to definitively estimate the amount of cash that will be available for distribution to administrative creditors, but they will not be able to pay all of their administrative claims in full and will not be able to provide any recovery to the unsecured creditors of LTV Steel and Georgia Tubing. Additionally, the value obtained from the liquidation of the Debtors’ remaining assets will not be sufficient to provide any recovery for common shareholders of LTV.

On March 31, 2005, the Court entered an order that among other things: (a) approved a distribution and dismissal plan for LTV and certain other debtors; (b) authorized LTV and LTV Steel to take any and all actions that are necessary or appropriate to implement the distribution and dismissal plan; (c) established March 31, 2005 as the record date for identifying shareholders of LTV that are entitled to any and all shareholder rights with respect to the distribution and dismissal plan and the eventual dissolution of LTV (although shareholders of LTV will not receive a distribution on account of their shares of LTV's stock) ; and (d) authorized LTV to establish and fund a reserve account for the conduct of post-dismissal activities and the payment of post-dismissal claims.

As previously disclosed, LTV is in the process of liquidating, and its stock is worthless. There is no set of facts known to LTV that will result in proceeds of asset sales exceeding LTV's known liabilities. Thus, there will be no recovery to LTV’s stockholders. Pursuant to the March 31, 2005 Order, the record date for shareholders has been established as of March 31, 2005. Accordingly, effective as of March 31, 2005, LTV will no longer engage the transfer agent to maintain the transfer records for LTV's common or preferred stock.

On April 15, 2005, the Official Committee of Administrative Claimants (“ACC”) filed a motion with the Court for an order authorizing the Committee to commence and prosecute causes of action against certain officers and directors of LTV Steel and LTV on behalf of the LTV Steel bankruptcy estate. A hearing on the motion was held in Bankruptcy Court on June 7, 2005. A written ruling was issued on September 2, 2005 whereby the ACC’s motion was granted, in part, as determined in the Court’s Order. On September 13, 2005, the ACC filed a complaint in the United States District Court for the Northern District of Ohio (the “District Court”) against certain officers and directors of LTV Steel and LTV on behalf of the LTV Steel bankruptcy estate (the “Complaint”). On September 20, 2005, the Court granted a motion filed by Mr. Moran, a former director and officer, for a stay pending appeal (the “Stay Order”). On January 30, 2006, the Court entered an Agreed Order whereby, under a stipulation dated as of November 30, 2005 between the ACC and the nine named defendants of the Complaint (collectively, the “Defendants”), the Stay Order shall apply equally to the ACC and all Defendants and shall stay the lawsuit until the disposition of Mr. Moran's appeal (the “Moran Appeal”). Also, the parties have the right to engage in limited discovery as permitted under terms of the stipulation. On April 2, 2009, the ACC filed its First Amended Complaint (“First Amended Complaint”) and the ACC also filed a Notice of Lifting of The Stipulated Stay of Proceedings.

The LTV Corporation

Notes to Integrated Steel Business Cash Receipts and Disbursements Schedule—October 2011

On November 8, 2006, the District Court entered an order dismissing the Moran Appeal (the “Dismissal Order”). On November 28, 2006, Mr. Moran filed a notice of appeal of the Dismissal Order to the United States Court of Appeals for the Sixth Circuit. The Sixth Circuit heard oral arguments on January 15, 2009 and issued its opinion on March 23, 2009. The opinion of the Sixth Circuit affirmed the November 8, 2006 District Court’s ruling. On April 6, 2009, Mr. Moran filed a Petition for Rehearing and Suggestion for Rehearing En Banc (“Petition for Rehearing”) and Mr. Moran also filed a Notice of Continuation of Stay Pending Consideration by the Sixth Circuit of the Petition for Rehearing. On July 15, 2009, the District Court issued an order lifting the Stay Order previously imposed. On July 21, 2009, the Sixth Circuit issued an order denying the Petition for Rehearing.

On March 28, 2007 the ACC filed a motion with the Court requesting an order to approve the appointment of a Chapter 11 trustee (the “Chapter 11 Trustee Motion”). On April 11, 2007, April 12, 2007 and May 1, 2007 certain of the Defendants filed motions to convert the case to Chapter 7 (the “Chapter 7 Trustee Motion”). On June 28, 2007, the ACC filed a motion to withdraw the Chapter 11 Trustee Motion; the Court granted the ACC’s withdrawal motion on August 1, 2007. An evidentiary hearing on the Chapter 7 Trustee Motion was held in August 2007. The Court has not yet issued its order.

On September 18, 2009, the Defendants filed Motions to Dismiss the First Amended Complaint. A hearing on the Motions to Dismiss was held in the District Court on April 16, 2010. The District Court issued its opinion and order on September 21, 2010 denying the Motions to Dismiss. The discovery deadline was June 27, 2011 and the District Court set a trial date of November 21, 2011, however, due to the pending settlement discussed below, the trial date has been vacated.

The ACC has reached a global settlement in principle with the Defendants to the Complaint and various insurance companies under terms of a Directors, Officers and Corporate Liability Policy. The settlement is subject to definitive documentation by the parties and approval of the Bankruptcy Court. The ACC will file a motion with the Bankruptcy Court to approve the settlement once the settlement is finalized. Terms of the settlement are being held confidential pending documentation and the filing of the motion to approve the settlement with the Bankruptcy Court. After the settlement is documented and is ultimately approved by the Bankruptcy Court, the ACC anticipates that sufficient funds may be available to pay all allowed administrative claims against the LTV Steel bankruptcy estate in full.

The LTV Corporation

Integrated Steel Business—Debtors’ Cash Account Balances— October 2011

JP Morgan Chase	$3,156
Outstanding Checks	—

Total	$3,156